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                                   EXHIBT 99.2
                                  PRESS RELEASE

TMANGLOBAL.COM ELECTS NEW BOARD MEMBERS AND ANNOUNCES CHANGES IN MANAGEMENT AND CORPORATE DIRECTION

3/14/01

ORLANDO, Fla., Mar 14, 2001 /PRNewswire via COMTEX/ -- TMANglobal.com (OTC Bulletin Board: CHOP) announced today that they have elected new directors to their board in the wake of the resignations of Chairman and CEO Tony Interdonato and President and Director Ron Tramontano yesterday. The new board members are Robert Carlin and Mohamed Khashoggi. The newly elected officer for the Company is Robert J. Carlin, President/Secretary who will immediately be taking over the day-to-day operations of the Company.

The Company has recently shut down its Internet e-commerce Web site and sold all of its martial arts related components back to its parent company, The Martial Arts Network, in exchange for the cancellation of all remaining debt, as of April 1, 2001. TMANglobal.com is now exploring several different business opportunities, which it feels will be advantageous to the growth and new direction of the firm.

"I am very excited about this new opportunity and look forward to assisting TMANglobal.com in the new direction the Company will be taking," said Robert Carlin, new President and CEO of TMANglobal.com. "I feel that it will allow shareholders to see greater value brought back to the stock in the future." TMANglobal.com expects to move its corporate headquarters from Florida to Virginia by month's end.

For more information contact: CEO Robert J. Carlin at (804) 290-0803 or e-mail him at chop4tman@yahoo.com.

"Safe Harbor" Statement

Except for the historical information contained herein, certain of the matters discussed in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including but not limited to, TMANglobal.com's limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, risks associated with system development and operations, management of potential growth, risks of entering new business areas, international expansion, business combinations, strategic alliances, changes in general economic conditions, material prices, labor costs and governmental regulations affecting the company's operations.

SOURCE TMANglobal.com

CONTACT: Robert Carlin, CEO, TMANglobal.com, 804-290-0803